    As filed with the Securities and Exchange Commission on February 21, 2001


                                                      Registration No. 333-94361


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                            POST EFFECTIVE AMENDMENT
                                    NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                        AMERICA WEST HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)


        Delaware                                         86-0847214
(State of Incorporation)                    (I.R.S. Employer Identification No.)



                           111 West Rio Salado Parkway
                              Tempe, Arizona 85281
                    (Address of principal executive offices)



                                  America West
                           1994 Incentive Equity Plan
                            (Full title of the plans)


                               Stephen L. Johnson
                              Senior Vice President
                        America West Holdings Corporation
                           111 West Rio Salado Parkway
                              Tempe, Arizona 85281
                                 (602) 693-0800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                                   Copies to:
                            Samuel M. Livermore, Esq.
                               Cooley Godward LLP
                         One Maritime Plaza, 20th Floor
                          San Francisco, CA 94111-3580
                                 (415) 693-2000
                               Fax (415) 951-3699

                                   PROSPECTUS



                        AMERICA WEST HOLDINGS CORPORATION
                    4,518,904 SHARES OF CLASS B COMMON STOCK


         This prospectus relates to 4,518,904 shares of Class B Common Stock (the "Shares"), of America West Holdings Corporation, a Delaware corporation ("Holdings"). Shares of Class B Common Stock are issuable upon the exercise of options granted pursuant to the America West 1994 Incentive Equity Plan (the "Shares"). Holdings is the parent company for America West Airlines, Inc. ("AWA") and The Leisure Company ("TLC"). Unless otherwise indicated, the "Company" and "America West" refer collectively to Holdings, AWA and TLC.

         The Selling Stockholders may offer the Shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at individually negotiated prices.

         The Company's Class B Common Stock is traded on the New York Stock Exchange under the symbol "AWA." The last reported sales price of the Company's Class B Common Stock on the New York Stock Exchange on February 16, 2001 was $12.15 per share.


         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


         The Company will pay for expenses incurred to prepare and file the Registration Statement of which this prospectus is a part as well as all post-effective amendments. Estimated expenses payable by the Company in connection with this offering are approximately $10,000.

         The aggregate proceeds to the Selling Stockholders from the Shares will be the price of the Shares sold. The Company will not receive any proceeds from the sale by the Selling Stockholder of the Shares being offered hereby.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS FEBRUARY 21, 2001.



                                       1.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                           PAGE

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS................3

WHERE TO FIND MORE INFORMATION.................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3

FORWARD-LOOKING INFORMATION....................................................4

THE COMPANY....................................................................4

RISK FACTORS...................................................................5

USE OF PROCEEDS................................................................7

SELLING STOCKHOLDERS...........................................................8

PLAN OF DISTRIBUTION...........................................................9

EXPERTS........................................................................9


                                       2.

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

         You should rely only on the information provided in this prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. The Selling Stockholders are offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Shares.

                         WHERE TO FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, or request copies of any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference room by calling the SEC at (800) SEC-0300. Our SEC filings are available to you on the SEC's Internet site at http://www.sec.gov. Our Class B Common Stock is quoted on The New York Stock Exchange. Reports, proxy statements and other information concerning America West may also be inspected at the offices of the New York Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update the information in this prospectus.

         We also incorporate by reference all annual, quarterly and current reports filed by the Company during 1999 and 2000. These include the Annual Report on Form 10-K for the year ended December 31, 1999, the Quarterly Reports on Forms 10-Q filed for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and the Current Report on Form 8-K filed on December 6, 2000. We also incorporate by reference the portions of the Proxy Statement for the annual stockholder meeting held on May 25, 2000, that were incorporated by reference in the Form 10-K. In addition, the description of the Company's Class B Common Stock set forth in AWA's Registration Statement on Form 8-A filed on August 10, 1994, including any amendments or reports filed for the purpose of updating such description, is incorporated by reference. Any future annual, quarterly or current reports and proxy materials filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are also hereby incorporated by reference.

         As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling us at: Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281; (602) 693-0800.


                                       3.

                           FORWARD-LOOKING INFORMATION

         This prospectus contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's results are competitive practices in the airline and travel industries generally and particularly in the Company's principal markets, the ability of the Company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees and the Company's ability to negotiate the terms of future collective bargaining agreements and the impact of current and future laws and governmental regulations affecting the airline and travel industries and the Company's operations. For additional discussion of such risks see "Risk Factors." Any forward-looking statements speak only as of the date such statements are made.

                                   THE COMPANY

         Holdings is a Delaware corporation and the parent company for AWA and TLC. AWA is the ninth largest commercial airline carrier in the United States, operating through its principal hubs located in Phoenix, Arizona and Las Vegas, Nevada, and a mini-hub located in Columbus, Ohio. AWA has the lowest cost structure of all major full-service domestic airlines in the United States. TLC arranges and sells leisure travel products that may include airfare, hotel accommodations, ground transportation, and a variety of other travel options.

         The Company's principal offices are located at 111 West Rio Salado Parkway, Tempe, Arizona 85281, and its telephone number is (602) 693-0800.


                                       4.

                                  RISK FACTORS

         The Shares offered involve a high degree of risk. You should carefully consider the risks below before making an investment decision. The risks below are not the only risks facing the Company. There may be additional risks and uncertainties not presently known to us or that we have deemed immaterial which could also negatively impact our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment. This prospectus may contain certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

         THE AIRLINE INDUSTRY AND THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY AGAINST CARRIERS WITH SUBSTANTIALLY GREATER RESOURCES OR LOW-COST STRUCTURES.

         The airline industry is highly competitive and industry earnings are typically volatile. We compete with other airlines on the basis of pricing, scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services. We compete against both larger carriers with substantially greater resources than we have available as well as smaller carriers with low-cost structures. Many of our larger competitors have proprietary reservation systems and more expansive marketing and advertising programs than we do and smaller carriers may be able to offer prices at discounts lower than we are able to offer. We may be unable to compete effectively against carriers with substantially greater resources or low-cost structures.

         Most of the markets we serve are highly competitive. The markets we serve are frequently high volume vacation destinations, most of which are likely to experience discounted fares because ticket prices are a leading consideration among leisure travel consumers. At our Phoenix and Las Vegas hubs, our principal competitor is Southwest Airlines. However, we also compete against new carriers that enter the airline industry, many of which have low-cost structures and initiate price discounting. Price discounting occurs when a carrier offers discounts or promotional fares to passengers. The entry of additional new carriers in many of our markets, as well as increased competition from or the introduction of new services by existing carriers, could reduce the numbers of tickets we sell and therefore affect our operating results.

         If the rates of travel on the routes that we serve decrease or if competition increases between carriers, we may not be able to compete effectively and our operating results could decline both in absolute terms and in relation to the operating results of our competitors.

         TLC's business is also highly competitive. TLC competes with wholesalers and tour operators, some of which have substantially greater financial and other resources than TLC.

         The Company's results of operations for interim periods are not necessarily indicative of those for an entire year, because the travel business is subject to seasonal fluctuations. Due to the greater demand for air and leisure travel during the summer months, revenues in the airline and leisure travel industries in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year.

         OUR HIGH LEVEL OF DEBT MAY LIMIT OUR ABILITY TO FUND GENERAL CORPORATE REQUIREMENTS, LIMIT OUR FLEXIBILITY IN RESPONDING TO COMPETITIVE DEVELOPMENTS AND INCREASE OUR VULNERABILITY TO ADVERSE ECONOMIC AND INDUSTRY CONDITIONS. MOST OF THIS LEVERAGE STEMS FROM OUR SIGNIFICANT OFF BALANCE SHEET OBLIGATIONS.

         As of December 31, 2000, we owed approximately $145.6 million of long-term debt (less current maturities). Much of this debt is secured by a large portion of our assets, leaving us with a limited number of assets to use to obtain additional financing which we may need if we encounter adverse industry conditions or a prolonged economic recession in the future. Our high level of debt and the financial and other covenants in our debt instruments may also limit our ability to fund general corporate requirements, including working capital and capital


                                       5.

expenditures, limit our flexibility in responding to competitive developments and increase our vulnerability to adverse economic and industry conditions.

         AWA has outstanding orders to purchase aircraft as well as option rights to purchase additional aircraft. AWA has arranged for financing for a portion of the outstanding orders to purchase the aircraft, but AWA will have to look to outside sources to finance the remaining aircraft. We cannot guarantee that AWA will be able to obtain enough capital to finance the remainder of the aircraft, and if AWA defaults on commitments to purchase aircraft, our ability to execute our business strategy could be materially impaired.

         EFFORTS BY LABOR UNIONS TO ORGANIZE AWA'S EMPLOYEES HAVE OCCURRED IN THE PAST AND WE EXPECT WILL OCCUR IN THE FUTURE, WHICH COULD DIVERT MANAGEMENT ATTENTION AND INCREASE OUR OPERATING EXPENSES.

         In the recent past, labor unions have made several attempts to organize AWA's employees, and we expect that these efforts will continue. Certain groups of AWA's employees have chosen to be represented by unions and we are currently negotiating collective bargaining agreements with some of these groups. Furthermore, some of our existing collective bargaining agreements are now or will soon be amendable, and we will be obligated to negotiate the amendments to these agreements as well. We cannot predict which, if any, other groups of employees may seek union representation or the outcome of collective bargaining agreements that we may be forced to negotiate in the future. The negotiation of these agreements could divert management attention and result in increased operating expenses and lower net revenues. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through "cooling off" periods, which are often followed by union-initiated work actions, including strikes. Depending on the type and duration of work action we endure, our operating expenses could increase significantly.

         THE STOCKHOLDERS WHO EFFECTIVELY CONTROL THE VOTING POWER OF OUR COMPANY COULD TAKE ACTIONS THAT WOULD FAVOR THEIR OWN PERSONAL INTERESTS TO THE DETRIMENT OF OUR INTERESTS.

         Currently, three stockholders collectively control approximately 50% of the total voting power of Holdings. These stockholders, TPG Partners, L.P., TPG Parallel I, L.P. and Air Partners II, L.P. are all controlled by the same company, TPG Advisors, Inc. Since TPG Advisors, Inc. is an investment firm, its strategic objectives may be different than both the short-term or long-term objectives of our board of directors and/or management. We cannot guarantee that the controlling stockholders identified above will not try to influence our business in a way that would favor their own personal interests to the detriment of our interests.

         ANY FLUCTUATIONS IN FUEL COSTS COULD AFFECT OUR OPERATING EXPENSES AND RESULTS.

         The price and supply of jet fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, regional production patterns and environmental concerns. Since fuel is the principal raw material used in our business, accounting for approximately 16% of our total operating expenses in 2000, price escalations or reductions in the supply of jet fuel will increase our operating expenses and cause our operating results to decline. For example, with the level of fuel consumption as of January 1, 2001, a one cent per gallon increase in jet fuel prices will cause our annual operating results to decline by $4.7 million. We have implemented a "fuel hedging" program to manage the risk and effect of fluctuating jet fuel prices on our business. Our hedging program tries to offset increases in jet fuel costs by acquiring derivative instruments keyed to the future price of heating oil, effectively resulting in a lower net cost of jet fuel. Despite this program, we may not be adequately protected against jet fuel costs. As of January 31, 2001, our hedging program covers only approximately 50% of projected fuel volumes in the first quarter of 2001 and 11% of projected fuel volumes in the second and third quarters of 2001. In addition, our program primarily addresses our exposure to fuel requirements on the East Coast as opposed to the more volatile West Coast jet fuel prices, even though we primarily serve the Western United States and purchase a substantially larger portion of our jet fuel requirements on the West Coast compared to our larger competitors. For these reasons, the protective measures we have adopted to protect against increases in jet fuel costs may be inadequate and our operating results are susceptible to decline.

         OUR OPERATING COSTS COULD INCREASE AS A RESULT OF PAST, CURRENT OR NEW REGULATIONS THAT IMPOSE ADDITIONAL REQUIREMENTS AND RESTRICTIONS ON AIRLINE OPERATIONS.


                                       6.

         The airline industry is heavily regulated. Both federal and state governments from time to time propose laws and regulations that impose additional requirements and restrictions on airline operations. Implementing these measures, such as recently enacted aviation ticket taxes and passenger safety measures, has increased operating costs for America West and the airline industry as a whole. Depending on the implementation of these and other laws, our operating costs could increase significantly. We cannot predict which laws and regulations will be adopted or the changes and increased expense that they could cause. Accordingly, we cannot guarantee that future legislative and regulatory acts will not have a material impact on our operating results.

         BROAD STOCK MARKET FLUCTUATIONS, QUARTERLY VARIATIONS IN OPERATING RESULTS AND OTHER EVENTS OR FACTORS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS B COMMON STOCK.

         The stock market has experienced significant price and volume fluctuations that have affected the market prices or equity securities of companies in the airline industry and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class B Common Stock of Holdings (the "Class B Common Stock"). In addition, the market price of the Class B Common Stock is volatile and subject to fluctuations in response to quarterly variations in operating results, announcements of new services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares will go to the Selling Stockholders who offer and sell them. Accordingly, the Company will not receive any proceeds from sales of the Shares.


                                       7.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of February 20, 2001 regarding (1) the number of shares of Class B Common Stock that the Selling Stockholders would own if they exercised outstanding options that they hold to purchase shares of Class B Common Stock issued under the America West 1994 Incentive Equity Plan (the "Plan"), (2) the number of shares of Class B Common Stock that the Selling Stockholders hold pursuant to restricted stock grants made under the Plan and (3) the number of shares which may be offered pursuant to this prospectus. Our registration of the Shares does not necessarily mean that the Selling Stockholders will sell all or any of the Shares.

                             CLASS B COMMON STOCK         CLASS B COMMON STOCK         CLASS B COMMON
                            ISSUABLE UPON EXERCISE          HELD PURSUANT TO               STOCK
                            OF OUTSTANDING OPTIONS      RESTRICTED STOCK GRANTS     SUBJECT TO OFFERING
William A. Franke                 1,426,000                     262,334                  1,688,334
W. Douglas Parker                   580,000                      50,000                    630,000
Stephen L. Johnson                  285,000                      15,000                    300,000
C.A. Howlett                        178,000                       7,500                    185,500
Bernard L. Han                      207,000                      15,000                    222,000
J. Scott Kirby                      163,000                      10,000                    173,000
Michael A. Smith                    152,000                       7,500                    159,500
Michael R. Carreon                   96,700                       4,657                    101,357
Evon L. Jones                       115,000                       6,986                    121,986
Jeffrey McClelland                  122,500                      15,000                    137,500
Jack E. Richards                    111,000                       5,000                    116,000
Hal Heule                            85,000                          --                     85,000
Thomas T. Weir                       39,200                          --                     39,200
Anthony V. Mule                     157,000                       2,794                    159,794
Tom MacGillivray                     85,000                          --                     85,000
Linda M. Mitchell                    64,000                       2,794                     66,794
Lonnie Bane                         105,000                          --                    105,000
John L. Goolsby                      21,000                       3,282                     24,282
Richard C. Kraemer                   21,000                       3,282                     24,282
Richard P. Schifter                  21,000                          --                     21,000
John F. Tierney                      21,000                       3,282                     24,282
Walter T. Klenz                      12,000                       2,196                     14,196
Denise M. O'Leary                    12,000                       2,196                     14,196
Marie L. Knowles                      6,000                       1,255                      7,255
Jeffrey A. Shaw                       6,000                          --                      6,000
Robert J. Miller                      6,000                       1,446                      7,446
                TOTAL:            4,097,400                     421,504                  4,518,904

         Because the Selling Stockholders may offer all or some of the Shares that they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Stockholders, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders after completion of this offering.


                                       8.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer the Shares at various times in one or more of the following transactions:

         -        on the New York Stock Exchange

         -        in the over-the-counter market;

         - in negotiated transactions other than on the New York Stock Exchange or the over-the-counter market;

         -        by pledge to secure debts and other obligations;

         - in connection with the writing of call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         -        in a combination of any of the above transactions.

         The Selling Stockholders may sell their shares at market prices at the time of sale, at prices related to such prevailing market prices, at negotiated or at fixed prices.

         The Selling Stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers for whom they acted as agents.

         In order to comply with the securities laws of certain states, if necessary, the Shares will only be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We will pay all of the expenses incident to the offering and sale to the public of the Shares offered hereby excluding any commissions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated at approximately $10,000.

                                     EXPERTS

         The consolidated financial statements and consolidated financial statement schedule of the Company as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                       9.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Please also see p. 3 of the prospectus filed herewith.

         We incorporate by reference the contents of Registration Statement on Form S-8 No. 033-60555 originally filed with the Securities and Exchange Commission (the "SEC") on June 23, 1995, as amended by Post-Effective Amendment No. 1 as filed with the SEC on January 2, 1997, the contents of Registration Statement on Form S-8 No. 333-26935 originally filed with SEC on May 12, 1997, as amended by Post-Effective Amendment No. 1 as filed with the SEC on January 11, 2000, and the contents of Registration Statement on Form S-8 No. 333-94361 originally filed with SEC on January 11, 2000.

                ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Restated Certificate of Incorporation and Restated Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the "GCL").

         Section 145 of the GCL provides as follows:

         "(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this


                                     II-1.

section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent for such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


                                     II-2.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         (l) The Restated Certificate of Incorporation and Restated Bylaws also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duties. The Restated Certificate of Incorporation of the Company provides as follows:

         "A person who is or was a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the full extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a Director has ceased to occupy such position as to acts or omissions occurring during such Director's term or terms of office, and no amendment or repeal of this Section 12 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal."

         The Company has entered into indemnification agreements with each of its directors providing for indemnification to the fullest extent permitted by the DGCL. These agreements provide for specific procedures to better assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors entitled to indemnification (including the allocation of the burden of proof and selection of a reviewing party) and for enforcement of directors' indemnification rights.

         The Company maintains directors' and officers' liability insurance.

                                ITEM 9. EXHIBITS

EXHIBIT
NUMBER


23.1              Consent of KPMG LLP.



24.1              Power of Attorney is contained on the signature pages.



                                     II-3.

                              ITEM 10. UNDERTAKINGS

1.       The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, IN the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
         Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,


                                     II-4.

         unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. The Registrant will submit or has submitted the America West 1994 Incentive Equity Plan (the "Plan") and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.


                                     II-5.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-94361 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on February 20, 2001.

                                    AMERICA WEST HOLDINGS CORPORATION




                                    By:_________________________________________
                                             William A. Franke
                                             Chairman of the Board
                                             and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-94361 on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                 TITLE                                 DATE
---------                                 -----                                 ----
                                          Chairman of the Board of
                                          Directors and Director, President
___________________________________       and Chief Executive Officer           February 20, 2001
William A. Franke                         (Principal Executive Officer)

                                          Executive Vice President  and
                                          Director
___________________________________                                             February 20, 2001
W. Douglas Parker
                                          Senior Vice President and Chief
                                          Financial Officer
                                                                                February 20, 2001
___________________________________
Thomas K. MacGillivray


     *                                    Director                              February 20, 2001
___________________________________
John L. Goolsby


     *                                    Director                              February 20, 2001
___________________________________
Walter T. Klenz

                                     II-6.

     *                                    Director                              February 20, 2001
___________________________________
Marie L. Knowles


     *                                    Director                              February 20, 2001
___________________________________
Richard C. Kraemer


     *                                    Director                              February 20, 2001
___________________________________
Robert J. Miller


     *                                    Director                              February 20, 2001
___________________________________
Denise M. O'Leary


     *                                    Director                              February 20, 2001
___________________________________
Richard P. Schifter


     *                                    Director                              February 20, 2001
___________________________________
Jeffrey A. Shaw


     *                                    Director                              February 20, 2001
___________________________________
John F. Tierney


*By:
      ___________________________________
      William A. Franke
      Chairman, Chief Executive Officer
      and President, as Attorney-in-Fact
      for the persons named above


                                     II-7.

                                  EXHIBIT INDEX

EXHIBIT                                                              SEQUENTIAL
NUMBER                             DESCRIPTION                       PAGE NUMBER


23.1         Consent of KPMG LLP.
24.1         Power of Attorney is contained on the signature pages.


                                     II-8.